Exhibit 10.19

FMC Corporation

Executive Severance Agreement

THIS EXECUTIVE SEVERANCE AGREEMENT is made and entered into as of the 1st day of April, 2019 (the “Effective Date”) by and between FMC Corporation (hereinafter referred to as the “Company”) and Michael Reilly (hereinafter referred to as the “Executive”) (the “Agreement”).

WHEREAS, the Executive presently serves the Company in a position of authority and responsibility.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s service notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree to the amendment and restatement of the Prior Agreement as follows:

Article 1. Establishment, Term, and Purpose

This Agreement is effective from the Effective Date and will continue in effect until April 1, 2020. On that date, and on each subsequent anniversary thereof, the term of this Agreement will be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to such date to the Executive that this Agreement will not be extended. If timely notice not to extend is given, this Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the end of the month in which such Change in Control occurred; and (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

Whenever used in this Agreement, the following terms will have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1    Affiliate means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation, any corporation partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

Exhibit 10.19
2.2    Base Salary means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.3    Beneficiary means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

2.4    Board means the Board of Directors of the Company.

2.5    Cause means:

(a)    the Executive’s Willful and continued failure to substantially perform the Executive’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform the Executive’s duties, and after the Executive has failed to resume substantial performance of the Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(b)    the Executive’s Willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company or an Affiliate; or

(c)    the Executive’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law on or prior to a Change in Control.

2.6    Change in Control means the happening of any of the following events:

(a)    An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with Subsections (i), (ii) and (iii) of Subsection (c) of this Section 2.6;

Exhibit 10.19
(b)    A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.6, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board;

(c)    Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of the Company, or acquisition by the Company of the assets or stock of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)    The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Exhibit 10.19
2.7    Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.8    Committee means the Compensation and Organization Committee of the Board or any other committee of the Board appointed to perform the functions of the Compensation and Organization Committee.

2.9    Company means FMC Corporation, a Delaware corporation, or any successor thereto as provided in Article 10 herein.

2.10    Date of Separation from Service means the date on which a Qualifying Termination occurs.

2.11    Disability means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

2.12    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.13    Good Reason means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a)    The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity), or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from the greatest of those in effect (i) immediately preceding the Company’s entry into any definitive agreement to conduct the Change in Control, or (ii) immediately preceding the Change in Control;

(b)    The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive’s then current primary residence than such residence is from the office where the Executive is located at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations;

(c)    A reduction by the Company in the Executive’s Base Salary;

(d)    A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the greatest of the levels in place: (i) immediately

Exhibit 10.19
preceding the Company’s entry into any definitive agreement to conduct the Change in Control, or (ii) immediately preceding the Change in Control;

(e)    The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein.

provided that any such event shall constitute Good Reason only if Executive notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from Executive of written notice thereof, and Executive resigns his employment within two years following the initial occurrence of such event.

The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability.

2.14    Notice of Termination means a written notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.15    Person has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.16    Qualifying Termination means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

2.17    Separation from Service means the Executive’s termination of employment with the Company, its Affiliates and with each member of the controlled group (within the meaning of Sections 414(b) or (c) of the Code) of which the Company is a member. An Executive will not be treated as having a Separation from Service during any period the Executive’s employment relationship continues, such as a result of a leave of absence, and whether a Separation from Service has occurred shall be determined by the Committee (on a basis consistent with rules under Section 409A) after consideration of all the facts and circumstances, including whether either no further services are to be performed or there is a reasonably anticipated permanent and substantial decrease (e.g., 80% or more) in the level of services to be performed (and the related amount of compensation to be received for such services) below the level of services previously performed (and compensation previously received).

2.18    Severance Benefits means the payment of severance compensation as provided in Section 3.3 herein.

2.19    Trust means the Company grantor trust described in Article 6 of this Agreement.

2.20    Willful means any act or omission by the Executive that was in good faith and with a reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Any act or omission based upon authority given pursuant to a duly adopted Board

Exhibit 10.19
resolution, or, upon the instructions of any senior officer of the Company, or based upon the advice of counsel for the Company will be conclusively presumed to be taken or omitted by the Executive in good faith and in the best interests of the Company and/or its affiliates.

Article 3. Severance Benefits

3.1    Right to Severance Benefits. The Executive will be entitled to receive the Severance Benefits from the Company if a Qualifying Termination occurs after a Change in Control and before the end of the twenty-fourth (24th) calendar month following the end of the month in which the Change in Control occurs.

The Executive will not be entitled to receive Severance Benefits if the Executive’s employment is terminated (i) for Cause, (ii) due to a voluntary termination without Good Reason, or (iii) due to death or Disability.

3.2    Qualifying Termination. A Qualifying Termination shall occur if:

(a)    The Executive incurs a Separation from Service because of an involuntary termination of the Executive’s employment by the Company for reasons other than Cause, Disability or death; or

(b)    The Executive incurs a Separation from Service because of a voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.

3.3    Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company will pay to the Executive (or in the event of the Executive’s death, the Executive’s Beneficiary) and provide him with the following at the time or times provided in Section 4.1 herein:

(a)    An amount equal to two (2) times the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Date of Separation from Service.

(b)    An amount equal to two (2) times the Executive’s highest annualized target Management Incentive Award granted under the FMC Corporation Incentive Compensation and Stock Plan for any plan year up to and including the plan year in which the Executive’s Date of Separation from Service occurs.

(c)    An amount equal to the Executive’s unpaid Base Salary, and unused and accrued vacation pay, earned or accrued through the Date of Separation from Service.

(d)    Any Management Incentive Award otherwise payable (but for Executive’s separation) for the plan year in which the Executive’s Date of Separation from Service occurred, prorated through the Date of Separation from Service.

Exhibit 10.19
(e)    A continuation of the Company’s welfare benefits of life and accidental death and dismemberment, and disability insurance coverage for two (2) full years after the Date of Separation from Service. These benefits will be provided to the Executive (and to the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of these welfare benefits will be discontinued prior to the end of the two (2) year period if the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(f)    For a period of two (2) full years following the Date of Separation from Service, the Company shall provide medical insurance for the Executive (and the Executive’s covered spouse and dependents) at the same premium cost, and at the same coverage level, as in effect as of the date of the Change in Control. The continuation of this medical insurance will be discontinued prior to the end of the two (2) year period if the Executive has available substantially similar medical insurance at a comparable cost from a subsequent employer, as determined by the Committee. The date that medical benefits provided in this paragraph cease to be provided under this paragraph will be the date of the Executive’s qualifying event for continuation coverage purposes under Code Section 4980B(f)(3)(B).

Awards granted under the FMC Corporation Incentive Compensation and Stock Plan, and other incentive arrangements adopted by the Company will be treated pursuant to the terms of the applicable plan.

The aggregate benefits accrued by the Executive as of the Date of Separation from Service under the FMC Corporation Salaried Employees’ Retirement Program, the FMC Corporation Savings and Investment Plan, the FMC Corporation Salaried Employees’ Equivalent Retirement Plan, the FMC Corporation Non-Qualified Savings and Investment Plan and other savings and retirement plans sponsored by the Company will be distributed pursuant to the terms of the applicable plan.

In addition, for purposes of benefit calculation only under the Company’s nonqualified retirement plans with respect to benefits that have not been paid prior to such Change in Control, it will be assumed that the Executive’s employment continued following the Date of Separation from Service for two (2) full years (i.e., two (2) additional years of age and service credits will be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the Date of Separation from Service will be used.

3.4    Termination for Disability. If the Executive’s employment is terminated due to Disability, the Executive will receive the Executive’s Base Salary through the Date of Separation from Service, and the Executive’s benefits will be determined in accordance with the Company’s disability, retirement, survivor’s benefits, insurance and other applicable plans and programs then in effect. If the Executive’s employment is terminated due to Disability, he will not be entitled to the Severance Benefits described in Section 3.3.

Exhibit 10.19
3.5    Termination upon Death. If the Executive’s employment is terminated due to death, the Executive’s benefits will be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable programs of the Company then in effect. If the Executive’s employment is terminated due to death, neither the Executive’s estate nor the Executive’s Beneficiary will be entitled to the Severance Benefits described in Section 3.3.

3.6    Termination for Cause, or Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Good Reason), the Company will pay the Executive an amount equal to the Executive’s Base Salary and accrued vacation through the Date of Separation from Service, at the rate then in effect, plus all other amounts to which the Executive is entitled under any plans of the Company, at the time such payments are due and the Company will have no further obligations to the Executive under this Agreement.

3.7    Notice of Termination. Any termination of employment by the Company or by the Executive for Good Reason will be communicated by a Notice of Termination.

Article 4. Form and Timing of Severance Benefits

4.1    Form and Timing. Subject to Section 4.2 and 5.3:

(a)    the amounts payable under Sections 3.3(a), (b) and (c) will be paid in a lump sum on the 31st day following the Termination Date (or, if such 31st day is not a business day, the next business day immediately following such 31st day);

(b)    the amount payable under Section 3.3(d) will be paid in a lump sum at the same time that Management Incentive Awards are paid to employees generally for the year in which the Executive’s Separation from Service occurs, but in no event later than 2 ½ months following the end of that year in which the Executives Separation from Service occurs; and

(c) the benefits due under Sections 3.3(e) and 3.3(f) will continue uninterrupted following the Executive’s Separation from Service (but will be discontinued if the requirements of Section 4.2 are not timely satisfied).

4.2    Release. All rights, payments and benefits due to the Executive under Section 3.3 (other than Section 3.3(c)) shall be conditioned on the Executive’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and on that release becoming irrevocable within 30 days following the Termination Date.

Article 5. Taxes and Tax Compliance

5.1    Withholding of Taxes. The Company will be entitled to withhold from any amounts payable under this Agreement all taxes as it may believe are reasonably required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Exhibit 10.19
5.2    Section 409A Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement will be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any other provision of this Agreement to the contrary, any payment that constitutes the deferral of compensation (within the meaning of Treas. Reg. § 1.409A-1(b)) that is otherwise required to be made to the Executive prior to the day after the date that is six months from the Date of Separation from Service shall be accumulated, deferred and paid in a lump sum to the Executive (with interest on the amount deferred from the Date of Separation from Service until the day prior to the actual payment at the federal short-term rate on the Date of Separation from Service) on the day after the date that is six months from the Date of Separation from Service; provided, however, if Executive dies prior to the expiration of such six month period, payment to the Executive’s Beneficiary shall be made as soon as practicable following the Executive’s death. Any reimbursements or in-kind benefits that constitute a deferral of compensation (within the meaning of Treas. Reg. § 1.409A1(b)) will be provided subject to the requirements of Treas. Reg. §§ 1.409A3(i)(1)(iv)(A)(3), (4) and (5).

5.3    Parachute Payments.

(a)    Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the Executive’s Separation from Service (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement maintained or entered into by the Company (or any of its Affiliates or successors) or any Person whose actions result in a Change in Control (or any Person affiliated with such Person)) (all such payments and benefits, the “Parachute Payments”) would be subject (in whole or in part) to an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Parachute Payments shall either be (i) reduced (but not below zero) so that the present value of the Parachute Payments is one dollar less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) so that no portion of the Parachute Payments shall be subject to the Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes).

(b)    The reduction of the Parachute Payments contemplated in Section 5.3(a) above shall be implemented by determining the Parachute Payment Ration (as defined below), as determined in good faith by the Company (or its successor), for each Parachute Payment and then reducing the Parachute Payments in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such Parachute Payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For

Exhibit 10.19
Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (i) the numerator of which is the value of the applicable Parachute Payment (as calculated for purposes of Section 280G of the Code), and (ii) the denominator of which is the intrinsic (i.e., economic) value of such Parachute Payment.

Article 6. Establishment of Trust

The Company has created a domestic Trust (which will be a grantor trust within the meaning of Sections 671-678 of the Code) for the benefit of the Executive and Beneficiaries. The Trust has a Trustee selected by the Company, and has certain restrictions as to the Company’s ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust will, at all times, be specifically subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency.

At any time following the Effective Date hereof, the Company may, but is not obligated to, deposit assets in the Trust in an amount equal to or less than the aggregate Severance Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d) of this Agreement.

As soon as practicable after the Company has knowledge that a Change in Control is imminent, but no later than the day immediately preceding the date of the Change in Control, the Company will deposit assets in such Trust in an amount equal to the estimated aggregate Severance Benefits which may become due to the Executive under Sections 3.3 (a), (b), (c) and (d) of this Agreement. Such deposited amounts will be reviewed and increased, if necessary, every six (6) months following a Change in Control to reflect the Executive’s estimated aggregate Severance Benefits at such time.

Article 7. The Company’s Payment Obligation

The Company’s obligation to make the payments and the arrangements provided for herein will be absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder will be paid without notice or demand. Each and every payment made hereunder by the Company will be final, and the Company will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment will in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 3.3(e) and (f) herein. Notwithstanding anything in this Agreement to the contrary, if Severance Benefits are paid under this Agreement, no severance benefits under

Exhibit 10.19
any program of the Company, other than benefits described in this Agreement, will be paid to the Executive.

Article 8. Fees and Expenses

To the extent permitted by law, the Company will pay as incurred (within ten (10) days following receipt of an invoice from the Executive) all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that the Company will reimburse the Executive only for such expenses arising out of litigation commenced within three years following the Executive’s Separation from Service. Notwithstanding any other provision in this Article 8, the Company will reimburse the Executive only for expenses incurred prior to the end of the fifth year following the Executive’s Separation from Service.

Article 9. Outplacement Assistance

Following a Qualifying Termination (as described in Section 3.2 herein), the Executive will be reimbursed by the Company for the costs of all reasonable outplacement services obtained by the Executive within the two (2) year period after the Date of Separation from Service; provided, however, that reimbursements must be made by the end of the third year following the Date of Separation from Service and the total reimbursement for such outplacement services will be limited to an amount equal to fifteen percent (15%) of the Executive’s Base Salary as of the Date of Separation from Service.

Article 10. Successors and Assignment

10.1    Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

10.2    Assignment by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts will be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, and such designee, or the Executive’s estate will be treated as the Beneficiary hereunder.

Article 11. Miscellaneous

Exhibit 10.19

11.1    Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

11.2    Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.\

11.3    Severability. In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and will have no force and effect.

11.4    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

11.5    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Delaware will be the controlling law in all matters relating to this Agreement.

11.6    Indemnification. To the full extent permitted by law, the Company will, both during and after the period of the Executive’s employment, indemnify the Executive (including by advancing him expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including any attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries. The Executive will be covered by director and officer liability insurance to the maximum extent that that insurance covers any officer or director (or former officer or director) of the Company.

IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement on this 2nd day of April, 2019.

FMC Corporation	Executive:
By: /s/ Kyle Matthews	/s/ Michael F. Reilly
Kyle Matthews

Its: Vice President, CHRO

Attest: /s/ Patricia McFall